Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 19, 2010 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.097736 per unit, payable on December 14, 2010, to unit holders of record on November 30, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased slightly from the previous month due primarily to a decrease in both oil and gas production due to a temporary shut down on the Waddell Ranch because of an electrical storm. This would primarily reflect production for the month of September. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 46,889 bbls and 198,553 Mcf. The average price for oil was $71.77 per bbl and for gas was $6.34 per Mcf. Capital expenditures were approximately $488,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	46,889	198,553	$71.77	$6.34
Prior Month	51,576	236,718	$72.61	$6.29
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085